Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION ACQUIRES VEHICLE SAFETY HOLDING CORP. FOR $16.5 MILLION,

EXPANDING ITS AUTOMOTIVE OEM AND AFTERMARKET BUSINESS AND ADDING THE VSM AND ROSTRA BRANDS

ORLANDO, Fla., February 3, 2020 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced the acquisition of Vehicle Safety Holding Corp. (“VSHC” or “Vehicle Safety”) via an asset purchase agreement valued at $16.5 million.

VSHC, through its Vehicle Safety Manufacturing, LLC and Rostra Brands subsidiaries, is a leading developer, manufacturer and distributor of safety electronics. Today, the Company’s offering comprises a wide variety of safety-oriented electronics, including turn signal switches, lighting products, obstacle sensing systems, cruise control systems, camera systems, specialized harnessing, and other related components. Vehicle Safety markets and sells its products through a diverse aftermarket distribution network, as well as to some of the world’s largest Original Equipment Manufacturers (“OEM”), Original Equipment Service Distributors (“OES”) and specialty vehicle manufacturers, among other channels.

With over 40 years of history operating in the automotive space, VSHC has built long-standing customer relationships, a strong reputation for its design, engineering and manufacturing capabilities, and a consistent track record of innovation and growth. With this transaction now officially closed, VSHC will immediately become part of VOXX Automotive Corp. and financial results will be incorporated into the Company’s Automotive Electronics segment. On an annualized basis, VSHC is expected to add approximately $28.0 million in net revenue and approximately $3.0 million in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), with further improvements as synergies are realized.

“First and foremost, I’d like to welcome all VSHC employees to the VOXX family and express my excitement over this transaction. The team at VSHC has built a great business throughout the years, with brands that are synonymous with high-quality products and innovation. Both VSM and Rostra Brands have customer relationships that are well-established, diverse product assortments and we believe, opportunities for expansion given the markets they serve and their competitive position,” stated Pat Lavelle, President and CEO of VOXX International Corporation.

“As we’ve been communicating with our investors, we have been looking at potential deals that could strengthen our business, add new revenue streams and leverage our strengths. With VSM and Rostra Brands, we found the perfect fit. Not only do we add new solutions in stable and growing markets, we add new distribution channels and customers, and have the ability to leverage our relationships to further advance their business. Our strong balance sheet afforded us this opportunity and we will continue to look for other transactions that will generate growth, add EBITDA and cash flow, and offer our customers a greater product assortment and value-added services. At roughly 5X EBITDA and .6X revenue, we believe this is a compelling acquisition and one that can be further enhanced and lead to greater returns for our shareholders and our customers,” Lavelle continued.

Angle Advisors served as the financial advisor to Vehicle Safety Holding Corp. on this transaction. VOXX International Corporation did not have any financial advisor.

About VOXX International Corporation

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in Automotive Electronics and Consumer Electronics, with emerging Biometrics technology to capitalize on the increased need for advanced security. Over the past several decades, with a portfolio of over 30 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world’s leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 which was filed with the SEC on May 14, 2019, as amended on Form 10-K/A filed on May 30, 2019, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants.

Company Contact:
Glenn Wiener, President / GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com